United States
                       Securities and Exchange Commission

                                   Form 12b-25
                                                           SEC File No. 0-6814
                                                          CUSIP No. 911805 10 9

                           NOTIFICATION OF LATE FILING

(Check One):_ Form 10-K  _Form 20-F  _Form 11-K    X   Form 10-Q      Form N-SAR

         For Period Ended: November 30, 1997.
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         _ Transition report on Form 10-K
         _ Transition Report on Form 20-F
         _ Transition Report on Form 11-K
         _ Transition Report on Form 10-Q
         _ Transition Report on Form N-SAR
         For the Transition Period Ended: ___________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

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PART I: - REGISTRANT INFORMATION

U.S.Energy Corp.
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Full Name of Registrant

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Former Name if Applicable

877 North 8th West
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Riverton, Wyoming 82501
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City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the
X fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the 5th calendar day after the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The file server component of Registrant's computer system failed on Monday, January 12, 1998. A substantial portion of the past 10 days' of work on the second quarter (November 30, 1997) 10- Q financial data was saved on hard copy, but the computer tape backup system was not operative at server failure time. The computer system should be operative on Wednesday, January 14, 1997 and the Form 10-Q Report should be filed (in its entirety) on Friday, January 16, 1997. None of the Form 10-Q items should be filed without the financial data; the financial data cannot be finalized until the computer system is operative.

PART IV - OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification.

  Scott Lorimer, Chief Financial Officer,                      (307) 856-9271.
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(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If answer is no, identity report(s)

 X Yes     No
---     ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

   Yes   X No
---     ---

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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U.S. Energy Corp.
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Name of Registrant as Specified in Charter

Date: January 13, 1998                By: Scott Lorimer, Chief Financial Officer
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